EXHIBIT 99.1
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                           GRAVITY SPIN HOLDINGS, INC.
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       Announcement of LOI to enter into Joint Venture, Private Placement,
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                          Name Change and Forward Split
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January 9, 2003 - Gravity Spin  Holdings,  Inc.  ("Gravity  Spin") is pleased to announce that it intends to raise US$2,500,000 by way of a private placement of 2,500,000 Units at a price of US$1.00 per Unit. Each Unit consists of one share of common stock of Gravity Spin, one share purchase warrant to purchase one additional share of common stock of Gravity Spin at US$2.00 per share until 9 January, 2005, and one piggyback warrant to purchase one additional share of common stock of Gravity Spin at US$4.00 per share until 9 January, 2006 only if the holder thereof first exercises the share purchase warrant. The proceeds of the private placement will be used primarily for the purchase of mineral
properties  of  merit,   exploration  activities  and  general  working  capital
purposes.


Gravity Spin has signed a letter of intent for a joint venture with Guangxi Non-ferrous Metals Trading & Management Company in the development of the Guangxi Bobai Yingquiao Silver Mine in Guanxi Province, China. It is intended that a JV company will be formed between Guangxi Non-Ferrous Metals Trading
Company and Gravity Spin to hold all the current assets on this BoBai Silver Project (all the metal mineralization and the existing mine developments). It is anticipated that Gravity Spin will make staged cash payments to own at least 80% of the Joint Venture company. Gravity Spin intends to further spend US $1 million to expand the current mining and mill production facilities to develop it into a 300 ton/day processing operation and intends to conduct exploration activities to increase the current mineralization.


In addition, Gravity Spin is pleased to announce that it proposes, through receiving the consent of a majority of the shareholders of Gravity Spin, to: (i) change its name from Gravity Spin Holdings, Inc. to "Magnus International Resources Inc."; and (ii) to forward split the issued and outstanding shares of common stock of Gravity Spin on a basis of two new shares for one old share. The proposed name change and forward split of the shares of common stock is expected to receive approval from a majority of the shareholders in February 2004. If and when the proposed name change takes place, Gravity Spin intends to receive a new CUSIP number and trading symbol.


For further information please contact Graham Taylor, President, at (604) 694-1432.


MANAGEMENT OF GRAVITY SPIN WHO TAKE FULL RESPONSIBILITY FOR ITS CONTENTS HAS PREPARED THIS NEWS RELEASE. THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, GRAVITY SPIN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THIS NEWS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION